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                                                                    EXHIBIT 11.1


                  AMERICAN TELECASTING, INC. AND SUBSIDIARIES

                               EARNINGS PER SHARE
                (Dollars in thousands except per share amounts)


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
                                                                                    YEARS ENDED DECEMBER 31
                                                                    ------------------------------------------------------
                                                                        1995                 1996                 1997
                                                                    ------------         ------------         ------------
Loss before extraordinary charge and cumulative effect
  of accounting change, net of income taxes                         $    (55,696)        $    (98,380)        $    (52,471)
Extraordinary charge on early retirement of debt                         (11,541)                  --                   --
Cumulative effect of accounting change, net of
  income taxes                                                               602                   --                   --
                                                                    ------------         ------------         ------------

Net Loss                                                                 (66,635)             (98,380)             (52,471)

Dividend embedded in conversion of Series B
  Convertible Preferred Stock                                                 --               (6,250)                  --
                                                                    ------------         ------------         ------------

Net loss applicable to Class A Common Stock                         $    (66,635)        $   (104,630)        $    (52,471)
                                                                    ============         ============         ============

Weighted average number of shares outstanding                         15,977,377           18,095,961           25,458,297
                                                                    ============         ============         ============

Loss per share applicable to Class A Common Stock
  before extraordinary charge and cumulative effect
  of accounting change                                              $      (3.49)        $      (5.78)        $      (2.06)

Loss per share from extraordinary charge                                    (.72)                  --                   --

Income per share from cumulative effect of accounting change                 .04                   --                   --
                                                                    ------------         ------------         ------------

Basic and diluted net loss per share applicable to
  Class A Common Stock                                              $      (4.17)        $      (5.78)        $      (2.06)
                                                                    ============         ============         ============
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